UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

THE MACERICH COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 21, 2006

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held on Thursday, June 1, 2006 at 10:00 a.m. local time at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California.

The enclosed Notice and Proxy Statement contain details concerning the matters to be considered during the Annual Meeting. At the Annual Meeting, you will be asked to (i) elect three directors; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent accountants; (iii) consider a stockholder proposal regarding executive compensation, if properly presented at the meeting; and (iv) transact such other business as may properly come before the meeting. You will note that the Board of Directors of the Company recommends a vote “FOR” the election of each of the three directors, “FOR” the ratification of the appointment of Deloitte & Touche LLP and “AGAINST” the stockholder proposal regarding executive compensation. Please complete, sign and return your Proxy in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Annual Meeting, even if you cannot attend.

We look forward to seeing you at the Annual Meeting and thank you for your support.

Mace Siegel
Chairman of the Board

Arthur Coppola
President and Chief Executive Officer

THE MACERICH COMPANY

401 WILSHIRE BOULEVARD
SUITE 700
SANTA MONICA, CALIFORNIA 90401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2006

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of The Macerich Company, a Maryland corporation (the “Company”), will be held on Thursday, June 1, 2006 at 10:00 a.m. local time at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, for the following purposes described in this Notice:

(1)         To elect three members of the Board of Directors, each to serve for a three-year term and until his successor is duly elected and qualifies;

(2)         To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as the independent accountants for the Company for the year ending December 31, 2006;

(3)         To consider and vote upon a stockholder proposal regarding executive compensation, if properly presented at the meeting; and

(4)         To consider and act upon any other matter that may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

The Board of Directors has fixed the close of business on Tuesday, March 14, 2006 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of record of the Company’s common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

You are requested to complete and sign the enclosed form of Proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage prepaid envelope. Any Proxy may be revoked by delivery of a later dated Proxy or a written notice of revocation or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors

Richard A. Bayer
Secretary
Santa Monica, California
April 21, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

THE MACERICH COMPANY

401 WILSHIRE BOULEVARD
SUITE 700
SANTA MONICA, CALIFORNIA 90401

PROXY STATEMENT
FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 1, 2006

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of The Macerich Company, a Maryland corporation (the “Company”), for use at its 2006 Annual Meeting of Stockholders to be held on Thursday, June 1, 2006 at 10:00 a.m. local time at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy are first being sent to stockholders on or about April 21, 2006. The Company’s 2005 Annual Report, including financial statements for the fiscal year ended December 31, 2005, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will consider and vote on the following matters:

(1)         the election of three directors;

(2)         the ratification of the appointment of the Company’s independent accountants; and

(3)         the stockholder proposal regarding executive compensation, if properly presented at the meeting.

In addition, our stockholders will transact any other business that properly comes before the meeting. Management of the Company will also respond to any questions from our stockholders.

Who is entitled to vote?

Only holders of record of the Company’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on the record date, March 14, 2006 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock are entitled to cast one vote for each share held by them on each matter to be voted upon. The Common Stock is the only class of securities of the Company authorized to vote. Under the Company’s Charter and applicable law, a stockholder is not entitled to cumulative voting rights in the election of directors.

Who can attend the Annual Meeting?

All stockholders of the Company as of the Record Date, or their duly appointed Proxy holders, may attend the Annual Meeting.

What constitutes a quorum?

The presence, in person or by proxy, of holders entitled to cast at least a majority of all the votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the Record Date, 71,460,653 shares of Common Stock were outstanding and entitled to vote. Abstentions and broker “non-votes” will count toward the presence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner returns an executed proxy, but strikes out a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

How do I vote?

If you hold your shares as a stockholder of record and you complete and properly sign the accompanying Proxy and return it in the enclosed postage prepaid envelope, it will be voted as you direct. If you are a stockholder of record and attend the meeting, you may deliver your completed Proxy or vote in person. If you hold your shares indirectly in the name of a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

If no instructions are given on your returned Proxy, the shares will be voted FOR the election of each of the three nominees for director, FOR the ratification of the appointment of the Company’s independent accountants and AGAINST the stockholder proposal regarding executive compensation. The holders of the Proxy will also have discretionary authority to vote on other matters that may be properly brought before the Annual Meeting or that may be incidental to the conduct of the meeting. It is not anticipated that any matter, other than those set forth in this Proxy Statement, will be presented at the Annual Meeting. If other matters are presented, Proxies will be voted by the Proxy holders in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in the discretion of the Proxy holders. Stockholder votes will be tabulated by the persons appointed to act as inspectors of election for the Annual Meeting.

Can I change my vote after I return my Proxy card?

Yes. Even after you have submitted your Proxy, you may change your vote at any time before the Proxy is exercised by delivering a duly executed Proxy bearing a later date or a written revocation to the Secretary of the Company at the address of the Company set forth above or by attending the Annual Meeting and voting in person. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person, whether or not a Proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given Proxy.

What are the Board of Directors’ recommendations?

Unless you give other instructions on your Proxy, the persons named as Proxy holders on the Proxy will vote in accordance with the recommendations of the Company’s Board of Directors. The Board’s recommendations are set forth together with the description of each matter in this Proxy Statement. In summary, the Board unanimously recommends a vote: FOR election of each of the three nominees for director; FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the year ending December 31, 2006; and AGAINST the stockholder proposal regarding executive compensation.

With respect to any other matter that properly comes before the meeting, the Proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in the discretion of the Proxy holders.

What vote is required to approve each matter?

Assuming the presence of a quorum, the affirmative vote of a majority of all of the votes cast on the matter at the Annual Meeting in person or by Proxy will be required for the election of each director nominee, the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent accountants and the stockholder proposal regarding executive compensation. Abstentions are not counted as votes cast and will have no effect on the vote for the election of the directors, the ratification of the appointment of Deloitte & Touche LLP or the stockholder proposal regarding executive compensation. In addition, broker non-votes regarding the stockholder proposal will not be counted as a vote cast and will have no effect on the result of the vote on the stockholder proposal.

PROPOSAL 1: ELECTION OF DIRECTORS

The Bylaws provide that the Board of Directors consists of nine directors. The Board is divided into three classes with each class constituting one-third of the total number of directors. Each class serves a three-year term and each director holds such office until his or her successor is duly elected and qualifies. The present term for the Class Three directors expires at the Annual Meeting, and the present terms for the Class One and Class Two directors expire at the annual meetings of stockholders to be held in 2007 and 2008, respectively.

The three Class Three directors, if elected at the Annual Meeting, will hold office until the annual meeting of stockholders in 2009 and until their respective successors are duly elected and qualify. The Board of Directors, based on the recommendations of the Nominating and Corporate Governance Committee, has nominated Arthur M. Coppola, James S. Cownie and Mace Siegel to continue to serve as Class Three directors of the Company (the “Nominees”).

Each of the Nominees is currently serving as a director of the Company and has consented to be nominated and to serve if elected. However, if any Nominee is unavailable for election or unable to serve, the Proxy holders may vote for another person nominated by the Board of Directors or the Board may amend the Bylaws to reduce the number of directors to be elected at the Annual Meeting.

The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination to the Nominating and Corporate Governance Committee c/o the Company’s Secretary in compliance with the advance notice and information requirements of the Company’s Bylaws. See “Other Matters-Stockholder Proposals and Director Nominees” for a summary of these requirements.

Election of each director requires the affirmative vote of a majority of all of the votes cast on the matter at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES. PROXIES RECEIVED WILL BE VOTED “FOR” EACH OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

Information Regarding Nominees and Directors

The following table and biographical descriptions set forth certain information with respect to the directors of the Company (including the Nominees), each of whom has served continuously since elected, based on information furnished to the Company by each such director. The following information is as of March 31, 2006, unless otherwise specified.

Name	Age	Director Since	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Common Stock(2)	Amount and Nature of Beneficial Ownership of OP Units (1)(3)		Percent of Common Stock(4)
Nominees
Class Three:
Arthur M. Coppola(5)	54	1994	1,283,602	(6)(7)(8)	1.80%	1,443,316		3.74%
James S. Cownie	61	1994	132,315	(9)(10)	*	—		*
Mace Siegel	80	1994	168,888	(11)	*	3,514,316	(12)	4.91%
Continuing Directors
Class One:
Edward C. Coppola(5)	51	1994	391,398	(13)(14)(15)	*	841,368		1.70%
Fred S. Hubbell	54	1994	126,553	(16)(17)(18)	*	—		*
Dr. William P. Sexton	67	1994	41,443	(19)(20)	*	—		*
Class Two:
Dana K. Anderson	71	1994	7,589	(21)	*	1,135,448	(22)	1.57%
Diana M. Laing	51	2003	9,045	(23)	*	—		*
Stanley A. Moore	67	1994	70,740	(24)	*	—		*

*                    The percentage of shares beneficially owned by this director does not exceed one percent of the Company’s Common Stock.

(1)          Except as provided under applicable state marital property laws or as otherwise noted, each individual in the table above has sole voting and investment power over the shares of Common Stock or OP Units (as defined in Note 3 below) listed.

(2)          Assumes that none of the outstanding OP Units or any convertible securities of the Company are redeemed for or converted into shares of Common Stock.

(3)          The Company is the sole general partner of, and owns an aggregate of approximately 84% of the common and preferred ownership interests (“OP Units”) in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”). The Operating Partnership holds directly or indirectly substantially all of the Company’s interests in 76 regional shopping malls, 20 community centers and two development/redevelopment projects (the “Centers”). In connection with the formation of the Company and the Operating Partnership, as well as subsequent acquisitions of certain Centers, OP Units were issued to certain persons in connection with the transfer of their interests in certain Centers. The OP Units are redeemable at the election of the holder and the Company may redeem them for cash or shares of Common Stock on a one-for-one basis (subject to antidilution provisions), at its election.

(4)          Assumes that all OP Units held by the person are redeemed for shares of Common Stock and that none of the OP Units or any convertible securities of the Company held by other persons are redeemed for or converted into shares of Common Stock, notwithstanding the percentage limitations under the Company’s Charter which limit the number of shares that may be acquired by such person.

(5)          Arthur Coppola and Edward Coppola are brothers.

(6)          Includes 1,500 shares held by Mr. A. Coppola as custodian for his minor children.

(7)          Includes 96,070 shares of non-transferrable restricted stock granted to Mr. A. Coppola under the Amended and Restated 1994 Incentive Plan, as amended (the “1994 Incentive Plan”), the 2000 Incentive Plan or the 2003 Equity Incentive Plan (“2003 Incentive Plan”) which will vest after May 29, 2006.

(8)          Includes 295,722 shares subject to options granted to Mr. A. Coppola under the 1994 Incentive Plan which are currently exercisable or become exercisable before May 30, 2006.

(9)          Includes 23,895 stock units credited to Mr. Cownie under the terms of the Company’s Eligible Directors’ Deferred Compensation/Phantom Stock Plan (the “Director Phantom Stock Plan”), the vesting and terms of which are described under “Compensation of Directors” below (“stock units”). Stock units are payable solely in shares of Common Stock, do not represent outstanding shares or have voting rights and are non-transferrable. Includes 31,000 shares subject to options granted to Mr. Cownie under the Company’s 1994 Eligible Directors’ Stock Option Plan (the “Director Plan”), the 1994 Incentive Plan or the 2000 Incentive Plan which are currently exercisable or become exercisable before May 30, 2006. Includes 1,500 shares of non-transferrable restricted stock granted to this director under the 2003 Incentive Plan which will vest after May 29, 2006.

(10)   Includes 3,750 shares owned by Mr. Cownie’s wife as to which shares Mr. Cownie has neither voting nor investment power and disclaims any beneficial ownership. Also includes 9,625 shares held in trusts for unrelated third parties of which Mr. Cownie and his wife are trustees.

(11)   All shares of Common Stock are held by two Siegel Living Trusts.

(12)   All OP Units are held by two Siegel Living Trusts.

(13)   Includes 27,920 shares subject to options granted to Mr. E. Coppola under the 1994 Incentive Plan that are currently exercisable or become exercisable before May 30, 2006.

(14)   Includes 31,000 shares held by the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 3,900 shares held by Mr. E. Coppola as custodian for his minor children. This family partnership is 90% owned by the trusts for Mr. Coppola’s children and 5% owned by each of Mr. Coppola and his wife. Mr. Coppola disclaims any beneficial ownership of the shares held by his wife.

(15)   Includes 35,791 shares of non-transferrable restricted stock granted to Mr. E. Coppola under the 1994 Incentive Plan, the 2000 Incentive Plan or the 2003 Incentive Plan that will vest after May 29, 2006.

(16)   Includes 900 shares held in trust by Mr. Hubbell as trustee and 10,000 shares held in trust for the benefit of Mr. Hubbell and his descendants. Also includes 2,500 shares held by a foundation of which Mr. Hubbell and his wife are trustees. Also includes 4,000 shares held by his wife as to which Mr. Hubbell has neither voting nor investment power and disclaims any beneficial ownership.

(17)   Includes 31,000 shares subject to options granted to Mr. Hubbell under the Director Plan, the 1994 Incentive Plan or the 2000 Incentive Plan which are currently exercisable or become exercisable before May 30, 2006. Includes 1,500 shares of non-transferrable restricted stock granted to this director under the 2003 Incentive Plan which will vest after May 29, 2006.

(18)   Includes 22,553 stock units credited to Mr. Hubbell under the terms of the Director Phantom Stock Plan.

(19)   Includes 15,000 shares subject to options granted to Dr. Sexton under the Director Plan, the 1994 Incentive Plan or the 2000 Incentive Plan which are currently exercisable or become exercisable before May 30, 2006. Includes 1,500 shares of non-transferrable restricted stock granted to this director under the 2003 Incentive Plan which will vest after May 29, 2006.

(20)   Includes 24,443 stock units credited to Dr. Sexton under the terms of the Director Phantom Stock Plan.

(21)   All shares of Common Stock are held in trust by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(22)   All OP Units are held by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(23)   Includes 4,545 stock units credited to Ms. Laing under the terms of the Director Phantom Stock Plan. Includes 2,500 shares subject to options granted to Ms. Laing under the 2003 Incentive Plan which are currently exercisable or become exercisable before May 30, 2006. Also includes 1,500 shares of non-transferrable restricted stock granted to this director under the 2003 Incentive Plan which will vest after May 29, 2006.

(24)   Includes 23,240 stock units credited to Mr. Moore under the terms of the Director Phantom Stock Plan and 9,500 shares subject to options granted to Mr. Moore under the Director Plan, the 1994 Incentive Plan or the 2000 Incentive Plan which are currently exercisable or become exercisable before May 30, 2006. Includes 1,500 shares of non-transferrable restricted stock granted to this director under the 2003 Incentive Plan which will vest after May 29, 2006.

The Company was formed on September 9, 1993 to continue the business of The Macerich Group, which had been engaged in the shopping center business since 1965. The principals of The Macerich Group consisted of Mace Siegel, Arthur Coppola, Dana Anderson, Edward Coppola, Richard Cohen and certain of their family members, relatives and business associates. The Company conducts all of its business through the Operating Partnership, the property partnerships and limited liability companies that own title to the Centers and various management companies. The management companies provide property management, leasing and other related services to the Company’s properties.

The following provides certain biographical information with respect to all directors of the Company, including the Nominees.

Dana K. Anderson has been Vice Chairman of the Board of Directors since the Company’s formation. In addition, Mr. Anderson served as Chief Operating Officer of the Company from its formation until December 1997. Mr. Anderson has been with The Macerich Group or the Company since 1966. He has 40 years of shopping center experience with The Macerich Group and the Company and 45 years of experience in the real estate industry. Mr. Anderson is a member of the Board of Directors of Alvamar Development Corp., a real estate development company.

Arthur M. Coppola has been President and Chief Executive Officer of the Company since its formation. Mr. Coppola has 31 years of experience in the shopping center industry, all of which has been with The Macerich Group and the Company. Mr. Coppola is also an attorney and a certified public accountant. In addition, Mr. Coppola is the first vice-chair and a member of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”).

Edward C. Coppola has been Executive Vice President of the Company since its formation and became Senior Executive Vice President and Chief Investment Officer in 2004. He has 30 years of shopping center experience with The Macerich Group and the Company. In addition, Mr. Coppola became a member of the Board of Directors of Strategic Hotels Capital, Inc., a publicly-traded real estate investment trust (“REIT”) which owns and manages high-end hotels and resorts, on March 15, 2006. Mr. Coppola is also an attorney.

James S. Cownie, currently a private investor, was formerly Chairman of New Heritage Associates, a cable television operator with cable properties located in the Minneapolis/St. Paul, Minnesota area from 1991 to 1996. Prior to that, Mr. Cownie was Co-Founder and President of Heritage Communications, Inc., a cable television operator serving 22 states, from 1971 to 1990. Mr. Cownie is a member of the Board of Directors of Da-Lite Screen Company, a manufacturer of audio-visual equipment; MARKETLINK, INC., a cable telemarketing firm; and National By-Products, Inc., a converter of animal byproducts. Mr. Cownie serves on the Audit and Executive Committees of National By-Products, Inc.

Fred S. Hubbell is a member of the Executive Board and Chairman of Insurance and Asset Management Americas for ING Group, a Netherlands-based banking, insurance and asset management company, and has served as an Executive Board member since May 2000. Mr. Hubbell became Chairman of Insurance and Asset Management Americas in 2004 and was previously Chair of the Executive Committees of the Americas and Asia/Pacific beginning January 2000. Mr. Hubbell has also been responsible for Nationale Nederlanden, ING’s largest Dutch insurance company, and ING’s asset management operations throughout Europe since May 2004. Mr. Hubbell has elected to retire from ING Group’s Executive Board effective April 25, 2006 and will return to the United States. From February 1999 until January 2000, Mr. Hubbell was a member of the Executive Committee of Financial Services International for ING Group and from October 1997 until February 1999, Mr. Hubbell was President and Chief Executive Officer of the United States Life and Annuities Operations for ING Group. Mr. Hubbell was formerly Chairman, President and Chief Executive Officer of Equitable of Iowa Companies, an insurance holding company, serving in his position as Chairman from May 1993 to October 1997, and as President and Chief Executive Officer from May 1989 to October 1997. Mr. Hubbell served in various capacities with Equitable of Iowa Companies since 1983, in addition to serving as Chairman of Younker’s, a department store chain and subsidiary of Equitable of Iowa Companies, from 1985 until 1992, when the retail subsidiary was sold. Mr. Hubbell is also an attorney.

Diana M. Laing has 23 years of real estate industry experience, with particular expertise in finance, capital markets, strategic planning, budgeting and financial reporting. She is Chief Financial Officer and Secretary of Thomas Properties Group, Inc., a real estate operating company, and has served in such capacity since May 2004. Ms. Laing served as Chief Financial Officer of each of Triple Net Properties, LLC from January through April 2004, New Pacific Realty Corporation from December 2001 to December 2003, and Firstsource Corp. from July 2000 to May 2001. Previously, Ms. Laing was Executive Vice President and Chief Financial Officer of Arden Realty, Inc., a publicly-traded REIT, from August 1996 to July 2000. From 1982 to August 1996, she served in various capacities including Executive Vice President, Chief Financial Officer and Treasurer of Southwest Property Trust, Inc., a publicly-traded multi-family REIT. Ms. Laing began her career as an auditor with Arthur Andersen & Company. She is a board member of the Big Brothers/Big Sisters of Greater Los Angeles and the Inland Empire.

Stanley A. Moore is Chief Executive Officer of Overton Moore Properties, which constructs, owns and manages office, industrial and mixed-use space and has served in such position since 1973. Mr. Moore also has been a director of Overton Moore Properties (or its predecessor) since 1973. Mr. Moore is past president of the Southern California Chapter of the National Association of Industrial and Office Parks, and is a board member of the Economic Resources Corporation of South Central Los Angeles.

Dr. William P. Sexton is Vice President, Emeritus, University Relations of the University of Notre Dame and has served in such position since 1983. Dr. Sexton is also a full Professor in the Management Department and teaches in the University’s Executive MBA Program. Dr. Sexton has been employed as a professor in the Management Department of the Business School at Notre Dame since 1966.

Mace Siegel has been Chairman of the Board of Directors of the Company since its formation. Mr. Siegel founded The Macerich Group in 1965 and has 53 years of experience in the shopping center business.

The Board of Directors and its Committees

Board of Directors.   The Company is managed under the direction of a Board of Directors composed of nine members. A majority of the Board members are independent directors under the requirements set forth in the Company’s Director Independence Standards (each, an “Independent Director”) which comply with the Corporate Governance Standards of the New York Stock Exchange (“NYSE Rules”). These Director Independence Standards are outlined in the Company’s Guidelines on Corporate Governance which are available at www.macerich.com under “Investing-Corporate Governance” and are also available in print to any stockholder who requests a copy from the Company’s Secretary. In addition, the Director Independence Standards are attached as Appendix I. The Board of Directors met five times in 2005. Each of the directors attended each Board meeting. In addition, each director attended at least 75% of the total number of meetings of the Board of Directors and of each committee on which he or she served during 2005.

Director Independence.   For a director to be considered independent, the Board must affirmatively determine that the director does not have any direct or indirect material relationship with the Company or its executive officers. The Board has established Director Independence Standards to assist it in determining director independence. The Director Independence Standards establish exclusionary standards which conform to the independence requirements of the NYSE Rules (“Exclusionary Standards”) and categorical standards which identify permissible immaterial relationships between the directors and the Company and its executive officers (“Categorical Standards”). In addition to applying these standards, the Board will consider all relevant facts and circumstances in making an independence determination. Applying the Director Independence Standards, the Board has determined that the following five directors do not have any direct or indirect material relationship with the Company or its executive officers and, therefore, each is an Independent Director: Messrs. Cownie, Hubbell and Moore, Ms. Laing and Dr. Sexton. The Board specifically determined that none of these directors has any relationship with the Company or its executive officers which falls within the Exclusionary Standards or falls outside the Categorical Standards.

Executive Committee.   The Executive Committee of the Board of Directors consists of Messrs. Moore, Siegel and A. Coppola and has such authority as is delegated by the Board and as permitted under applicable law, including authority to negotiate and implement acquisitions and to execute certain contracts and agreements with unaffiliated third parties. The primary purpose of the Executive Committee is to exercise the powers and duties of the Board between Board meetings and to implement the policy decisions of the Board on matters not delegated to other committees. Mr. A. Coppola is the chairperson. The Executive Committee met once during 2005, with each member attending.

Audit Committee.   The Board’s Audit Committee consists of Mr. Cownie, Ms. Laing and Dr. Sexton, each of whom is an Independent Director and meets the independence requirements for audit committee members under the NYSE Rules and the Securities Exchange Act of 1934, as amended (“Exchange Act”). Ms. Laing is the chairperson of the Committee and has been designated by the Board as an Audit Committee financial expert. The Audit Committee met ten times during 2005 with all members attending each meeting, except Mr. Cownie missed two meetings and Ms. Laing missed one meeting.

Under the terms of the Audit Committee Charter, the purpose of this Committee is to assist the Board in overseeing the accounting and financial reporting processes and the audits of the financial statements of the Company, including the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent public accountants’ qualifications and independence, and the performance of the Company’s independent public accountants and internal audit function. This Committee’s duties include:

(1)         selecting, evaluating and, where appropriate, replacing the independent public accountants,

(2)         reviewing the Company’s financial statements with management and the independent public accountants,

(3)         reviewing and approving with the independent public accountants the scope and results of the audit engagement,

(4)         pre-approving audit and permissible non-audit services provided by the independent public accountants,

(5)         reviewing the independence of the independent public accountants, and

(6)         reviewing the adequacy of the Company’s internal accounting controls.

Compensation Committee.   The members of the Compensation Committee are Messrs. Cownie and Moore and Dr. Sexton, each of whom is an Independent Director. Dr. Sexton is the chairperson of this Committee. The Compensation Committee met four times during 2005, with all members attending each meeting. As outlined in its Charter, the Compensation Committee has overall responsibility for approving and evaluating the director and executive officer compensation plans, policies and programs of the Company as well as reviewing annually the Company’s overall compensation structure and philosophy. The Compensation Committee specifically reviews and recommends to the Board of Directors compensation for the Company’s executive officers, in addition to administering certain of the Company’s employee benefit and stock plans.

Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee consists of Messrs. Cownie, Hubbell and Moore, each of whom is an Independent Director. Mr. Moore serves as chairperson. The Nominating and Corporate Governance Committee met once in 2005 and all members attended the meeting. The Nominating and Corporate Governance Committee operates under a Charter which provides that the Committee will:

(1)         assist the Board by identifying individuals qualified to become Board members and to recommend to the Board nominees for election as director by the stockholders or by the Board to fill a vacancy occurring between stockholder meetings,

(2)         recommend to the Board adoption of and changes to the Company’s Guidelines on Corporate Governance,

(3)         lead the Board in its annual review of the performance of the Board and its committees,

(4)         recommend to the Board director nominees for each Board committee, and

(5)         perform such other duties and responsibilities as are set forth in its Charter or delegated by the Board, including developing a succession plan to ensure continuity in the Company’s management.

Committee Charters.   The Charters for the Executive Committee, Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are available at www.macerich.com under “Investing-Corporate Governance.” Each Charter is also available in print to any stockholder who requests a copy from the Company’s Secretary.

Director Selection Process.   The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board of Directors, and whether any vacancies are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, officers, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and

Corporate Governance Committee and may be considered at any point during the year. The Nominating and Corporate Governance Committee also will review any materials provided by professional search firms or other parties in connection with a nominee. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. This Committee will make the final recommendations of candidates to the Board for nomination.

The Board of Directors has a policy that stockholders may propose nominees for consideration by the Nominating and Corporate Governance Committee for election at an annual meeting of stockholders by submitting the names and qualifications of such persons to the Nominating and Corporate Governance Committee c/o the Company’s Secretary. The submissions must be made in accordance with the advance notice and information requirements set forth in the Company’s Bylaws, a copy of which will be made available upon request. The Nominating and Corporate Governance Committee does not apply any specific, minimum qualifications in determining a director candidate and does not impose additional qualifications on stockholder-recommended potential nominees. Instead, the Committee reviews the candidates taking into account the current Board membership and considers a variety of factors, including the specific needs of the Company and the Board, the experience, skills, areas of expertise, independence, productivity and length of service of the candidates, as applicable. This process is described in the Company’s Guidelines on Corporate Governance which are available at www.macerich.com under “Investing-Corporate Governance.”

Presiding Director.   The Independent Directors of the Company designated Mr. Moore to act as Presiding Director for the non-management directors of the Company. The role of the Presiding Director is to prepare with the Chief Executive Officer the board agendas, chair the executive sessions of the non-management directors, call meetings of the Independent Directors and perform such other functions as the Board or non-management directors may direct. The non-management directors meet in separate executive sessions after each regularly-scheduled quarterly Board meeting. The non-management directors met four times in 2005. Each non-management director is an Independent Director.

Attendance at Stockholders’ Meetings.   The Board encourages directors in the Santa Monica area at the time of the Stockholders’ Meeting to attend the meeting. The Board does not require attendance because the Company’s stock is predominately held by institutional stockholders and attendance is traditionally light. At the 2005 Annual Stockholders’ Meeting, a total of five directors and/or executive officers of the Company attended.

Contact the Company’s Board.   Individuals may contact the Company’s entire Board of Directors, the non-management directors as a group or the Presiding Director for the non-management directors, by sending an email as follows:

Board of Directors—boardofdirectors@macerich.com
Non-Management Directors—nonmanagementdirectors@macerich.com
Presiding Director of the Non-Management Directors—presidingdirector@macerich.com

Such communications may be anonymous and also may be submitted in writing in care of:

Attention: Corporate Secretary
The Macerich Company
401 Wilshire Blvd., Suite 700
Santa Monica, CA 90401

All communications are distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances of the communication. The Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Codes of Ethics.   The Company expects that all of its directors, officers and employees will maintain a high level of integrity in their dealings with and on behalf of the Company and will act in the best interests of the Company. The Company has adopted a Code of Business Conduct and Ethics which provides principles of conduct and ethics for the Company’s directors, officers and employees. This Code complies with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE Rules. In addition, the Company has adopted a Code of Ethics for the CEO and Senior Financial Officers which supplements the Code of Business Conduct and Ethics applicable to all employees. Each of these Codes of Conduct is available on the Company’s website at www.macerich.com under “Investing-Corporate Governance” and is also available in print to any stockholder who requests a copy from the Company’s Secretary.

Compensation of Directors

Non-employee directors are compensated for their services according to a standard arrangement authorized by resolution of the Board of Directors and recommended by the Compensation Committee. Subject to elections under the Director Phantom Stock Plan, each non-employee director is entitled to an annual retainer fee of $40,000, payable in equal quarterly installments, plus a fee of $1,000 for each Board meeting attended and $500 for every telephonic meeting attended. Non-employee directors attending any committee meeting are also entitled to an additional fee of $1,000 for each committee meeting attended and $500 for every telephonic meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors. In addition, the chairman of the Nominating and Corporate Governance Committee receives twice the amount of any meeting fees paid to the committee members, the chairman of the Audit Committee receives $20,000 a year (effective January 26, 2006) and the chairman of the Compensation Committee receives $10,000 a year. A Board member who is also an employee of the Company or a subsidiary does not receive compensation for service as a director. Messrs. Siegel, A. Coppola, Anderson and E. Coppola are the only directors who are also employees of the Company or a subsidiary. The reasonable expenses incurred by each director in connection with the performance of the director’s duties are also reimbursed by the Company.

Commencing January 26, 2006, the Board established a policy providing that each director of the Company who is not otherwise an employee of the Company or any of its subsidiaries or affiliates on each March 31 automatically will receive an annual aggregate grant of 1,000 shares of restricted stock which will vest over three years. Each non-employee director, upon joining the Board of Directors, will receive an initial grant of 500 shares of restricted stock which will vest over three years. These restricted stock grants will be made pursuant to the 2003 Incentive Plan.

The Director Phantom Stock Plan offers non-management directors the opportunity to elect to defer up to three years of cash compensation and to receive that compensation (to the extent that it is actually earned by service during that period) in shares of Common Stock rather than in cash after termination of service or a predetermined period. Such compensation includes the annual retainer, regular meeting fees and special meeting fees payable by the Company to a non-management director. Every non-management director during his or her term of service has elected to receive such compensation in Common Stock. Deferred amounts are credited as stock units at the beginning of the applicable deferral period based on the then current market price of the Common Stock. Stock unit balances are credited with dividend equivalents (priced at market) and are ultimately paid out in shares on a 1:1 basis. A maximum of 250,000 shares of Common Stock may be issued in total under the Director Phantom Stock Plan, subject to certain customary adjustments. In 2005, Messrs. Cownie, Hubbell and Moore, Ms. Laing and Dr. Sexton were credited with approximately 962, 895, 900, 217 and 1,014 stock units (including stock units for director compensation for 2005 special meetings and dividend equivalents for 2005) under the Director Phantom Stock Plan, respectively. The vesting of the stock units is accelerated in case of the death or disability of a director or, after a change in control event, the termination of his or her services as a director.

Executive Officers

The following table sets forth the names, ages and positions of the executive officers of the Company, the date each became an officer of the Company, and the number of shares of the Company’s Common Stock and OP Units beneficially owned by each of them as of March 31, 2006. Executive officers of the Company serve at the pleasure of the Board of Directors. All but one of the executive officers of the Company have employment agreements and five executive officers have management continuity agreements with the Company as described below.

							Amount and
						Percent	Nature of		Percent
				Amount and Nature of		of	Beneficial		of
			Officer	Beneficial Ownership		Common	Ownership of		Common
Name	Age	Position	Since	of Common Stock(1)		Stock(2)	OP Units(1)		Stock(3)
Mace Siegel	80	Chairman of the Board of Directors	1993	168,888	(4)	*	3,514,316	(5)	4.91%
Arthur M. Coppola	54	President and Chief Executive Officer	1993	1,283,602	(6)(7)(8)	1.80%	1,443,316		3.74%
Dana K. Anderson	71	Vice Chairman of the Board of Directors	1993	7,589	(9)	*	1,135,448	(10)	1.57%
Edward C. Coppola	51	Senior Executive Vice President and Chief Investment Officer	1993	391,398	(11)(12)(13)	*	841,368		1.70%
Thomas E. O’Hern	50	Executive Vice President, Chief Financial Officer and Treasurer	1993	97,589	(14)(15)	*	—		*
Richard A. Bayer	56	Executive Vice President, Chief Legal Officer and Secretary	1994	68,558	(16)(17)	*	—		*
David J. Contis	47	Executive Vice President and Chief Operating Officer	1997	110,061	(18)(19)	*	—		*
Larry E. Sidwell	62	Executive Vice President, Real Estate	1998	43,180	(20)	*	—		*

*                    The percentage of shares beneficially owned by this executive officer does not exceed one percent of the Company’s Common Stock.

(1)          Except as provided under applicable state marital property laws or as otherwise noted, each individual in the table above has sole voting and investment power over the shares of Common Stock or OP Units listed.

(2)          Assumes that none of the outstanding OP Units or any convertible securities of the Company are redeemed for or converted into shares of Common Stock.

(3)          Assumes that all OP Units held by the person are redeemed for shares of Common Stock and that none of the OP Units or any convertible securities of the Company held by other persons are redeemed for or converted into shares of Common Stock, notwithstanding the percentage limitations under the Company’s Charter which limit the number of shares that may be acquired by such person.

(4)          All shares of Common Stock are held by two Siegel Living Trusts.

(5)          All OP Units are held by two Siegel Living Trusts.

(6)          Includes 1,500 shares held by Mr. A. Coppola as custodian for his minor children.

(7)          Includes 295,722 shares subject to options granted to Mr. A. Coppola under the 1994 Incentive Plan which are currently exercisable or become exercisable before May 30, 2006.

(8)          Includes 96,070 shares of non-transferrable restricted stock granted to Mr. A. Coppola under the 1994 Incentive Plan, the 2000 Incentive Plan or the 2003 Incentive Plan which will vest after May 29, 2006.

(9)          All shares of Common Stock are held in trust by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(10)   All OP Units are held by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(11)   Includes 27,920 shares subject to options granted to Mr. E. Coppola under the 1994 Incentive Plan which are currently exercisable or become exercisable before May 30, 2006.

(12)   Includes 31,000 shares held by the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 3,900 shares held by Mr. E. Coppola as custodian for his minor children. This family partnership is 90% owned by the trusts for Mr. Coppola’s children and 5% owned by each of Mr. Coppola and his wife. Mr. Coppola disclaims any beneficial ownership of the shares held by his wife.

(13)   Includes 35,791 shares of non-transferrable restricted stock granted to Mr. E. Coppola under the 1994 Incentive Plan, the 2000 Incentive Plan or the 2003 Incentive Plan which will vest after May 29, 2006.

(14)   Includes 3,895 shares held by Mr. O’Hern as custodian for his minor children.

(15)   Includes 27,794 shares of non-transferrable restricted stock granted to Mr. O’Hern under the 1994 Incentive Plan, the 2000 Incentive Plan or the 2003 Incentive Plan which will vest after May 29, 2006 and 775 shares of Common Stock held for Mr. O’Hern under the Company’s 401(k)/Profit Sharing Plan.

(16)   Includes 6,434 shares subject to options granted to Mr. Bayer under the 1994 Incentive Plan which are currently exercisable or become exercisable before May 30, 2006 and 3,939 shares held by Mr. Bayer as custodian for his minor children. Also includes shares of Common Stock held by the Bayer Trust for which Mr. Bayer and his wife are co-trustees.

(17)   Includes 24,184 shares of non-transferrable restricted stock granted to Mr. Bayer under the 1994 Incentive Plan, the 2000 Incentive Plan or the 2003 Incentive Plan which will vest after May 29, 2006.

(18)   Includes 31,404 shares of non-transferrable restricted stock granted to Mr. Contis under the 1994 Incentive Plan, the 2000 Incentive Plan or the 2003 Incentive Plan which will vest after May 29, 2006

(19)   Includes 600 shares owned by Mr. Contis’ wife as to which shares Mr. Contis has neither voting nor investment power and disclaims any beneficial ownership, and 4,475 shares held by Mr. Contis as custodian for his minor children. In addition, includes 73,051 held in the Contis Family Trust for which Mr. Contis and his wife are co-trustees.

(20)   Includes 10,066 shares of non-transferrable restricted stock granted to Mr. Sidwell under the 1994 Incentive Plan, the 2000 Incentive Plan or the 2003 Incentive Plan which will vest after May 29, 2006

Biographical information concerning Messrs. Siegel, A. Coppola, Anderson and E. Coppola is set forth under the caption “Information Regarding Nominees and Directors.”

Thomas E. O’Hern has been an Executive Vice President of the Company since December 1998 and has been the Chief Financial Officer and Treasurer of the Company since July 1994. Mr. O’Hern also served as a Senior Vice President of the Company from March 1993 to December 1998. From the formation of the Company to July 1994, Mr. O’Hern served as Chief Accounting Officer, Treasurer and Secretary of the Company. From November 1984 to March 1993, Mr. O’Hern was a Chief Financial Officer at various real estate development companies. Mr. O’Hern was a certified public accountant with Arthur Andersen & Co. from 1978 through 1984. Mr. O’Hern is a member of the Board of Directors of Linux Progeny, Inc., a private software company, and is a trustee for Little Company of Mary Hospital Foundation.

Richard A. Bayer joined the Company in May 1994, and has been Chief Legal Officer of the Company since January 2005, Secretary of the Company since July 1994 and an Executive Vice President of the Company since December 1998. Mr. Bayer was General Counsel of the Company from July 1994 until January 2005. From 1983 to 1994, Mr. Bayer was an attorney with the law firm of O’Melveny & Myers LLP. From 1972 to 1983, Mr. Bayer held various professional positions at the University of California, San Diego, including Resident Dean of Revelle College and Associate Dean of Students. Mr. Bayer is a member of the Board of Directors of the Independent Colleges of Southern California, Inc., a 501(c)(3) tax-exempt charitable organization, and is a member of the Board of Trustees of Whittier College.

David J. Contis has been employed by the Company since May 1997, and currently serves as its Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Contis was employed from January 1980 to May 1997 by various affiliates of Equity Group Investments Inc., a diversified holding company for the real estate and corporate investments of Samuel Zell. From 1987 to 1997, Mr. Contis was employed in various capacities by Equity Properties & Development L.P., a subsidiary of Equity Group Investments Inc. Equity Properties & Development L.P. owned and managed a portfolio of 38 retail properties, aggregating 20 million square feet. In 1992, Mr. Contis was named Vice Chairman, Executive Vice President and Chief Operating Officer of Equity Properties & Development L.P. From 1997 until June 2003, Mr. Contis served as a member of the Board of Directors, Compensation Committee and Audit Committee of Dundee Realty Corp., Toronto, Canada. Mr. Contis is also an attorney. In addition, Mr. Contis is a Trustee of the International Council of Shopping Centers.

Larry E. Sidwell joined the Company in February 1997 as Senior Vice President, Development of Macerich Management Company, was appointed Senior Vice President, Development of the Company in April 1998 and is currently Executive Vice President, Real Estate. Mr. Sidwell held various positions with The May Department Stores Company during the period from April 1983 until joining the Company in 1997, including Vice President of the Western Region, and Senior Vice President of May Realty, Inc. Mr. Sidwell was Director of Development of C.B.L. & Associates, Inc. from December 1981 until March 1983, and prior to that held various positions with Sears, Roebuck and Co. during the period commencing in July 1969, including Vice President, Development for the Western Region for Homart Development Co.

Executive Compensation

The following table and accompanying notes show for the Chairman, Chief Executive Officer, Vice-Chairman and the four next most highly compensated executive officers of the Company, as of December 31, 2005, the aggregate compensation paid by the Company and the Macerich Management Company to such persons for their performance during 2005, 2004 and 2003.

Summary Compensation Table

					Long Term Compensation Awards
				Other	Restricted	Securities	All
		Annual Compensation		Annual	Stock	Underlying	Other
Name and		Salary	Bonus	Compensation	Awards	Options/SARs	Compensation
Principal Position	Year	($)(1)	($)	($)(2)	($)(3)(4)	(#)	($)(5)(6)
Mace Siegel	2005	350,000	—	42,359	—	—	—
Chairman	2004	350,000	—	58,000	—	—	117,143
	2003	350,000	—	—	—	—	151,550
Arthur M. Coppola	2005	650,000	(3)	81,426	1,875,000	—	—
President and Chief	2004	650,000	(3)	71,400	3,250,000	—	87,290
Executive Officer	2003	650,000	(3)	95,000	2,166,665	—	240,130
Dana K. Anderson	2005	300,000	—	—	—	—	127,603
Vice Chairman	2004	300,000	—	—	—	—	30,152
	2003	300,000	—	—	—	—	9,808
Edward C. Coppola	2005	420,000	(3)	—	984,375	—	25,017
Senior Executive Vice	2004	376,923	(3)	—	1,500,000	—	56,238
President and Chief	2003	350,000	(3)	—	849,987	—	41,707
Investment Officer
David J. Contis	2005	400,000	(3)	—	937,500	—	94,473
Executive Vice President	2004	400,000	(3)	—	1,200,000	—	129,246
and Chief Operating	2003	400,000	(3)	—	799,996	—	124,821
Officer
Thomas E. O’Hern	2005	350,000	(3)	—	843,750	—	83,565
Executive Vice	2004	350,000	(3)	—	1,050,000	—	123,642
President, Chief	2003	350,000	(3)	—	700,000	—	135,901
Financial Officer and
Treasurer
Richard A. Bayer	2005	300,000	(3)	—	750,000	—	33,707
Executive Vice	2004	300,000	(3)	—	900,000	—	37,508
President, Chief Legal	2003	300,000	(3)	—	600,005	—	6,621
Officer and Secretary

(1)          The base salary for Mr. E. Coppola increased to $420,000 effective August 2, 2004. Effective January 1, 2006, the base salaries of Messrs. A. Coppola, E. Coppola, Contis, O’Hern and Bayer were increased to $750,000, $525,000, $500,000, $450,000 and $400,000, respectively. Salary earned but deferred under the Company’s deferred compensation plans at the election of those officers is included in such amounts.

(2)          Amounts shown for Messrs. Siegel and A. Coppola reflect the incremental cost to the Company of their personal use of a private aircraft in which the Company owns a fractional interest. The value of all perquisites and personal benefits, securities or property provided by the Company to each of the above executives based on the incremental cost to the Company did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of the executive in any year, except for Messrs. Siegel and A. Coppola in 2005 and 2004 and Mr. A. Coppola in 2003.

(3)          The Company has established a cash bonus/restricted stock program (the “Restricted Stock Bonus Program”) under the 1994 Incentive Plan, the 2000 Incentive Plan and the 2003 Incentive Plan for executives and senior officers. In 2003, 2004 and 2005, eligible participants were offered the opportunity to elect to receive all or a portion of what would otherwise have been a cash bonus in restricted stock. Subject to certain conditions, if a participant timely elected to receive restricted stock instead of cash, he received a number of restricted shares of Common Stock that had a market value (not considering the effect of vesting restrictions) as of the date of the award at 1.5 times the amount he would otherwise then receive in cash. The dollar value of these bonus awards, to the extent paid in restricted shares, is included under the column “Restricted Stock Awards” at this higher amount and represents in that respect value for services to be rendered prior to the vesting of the award.

For the bonus earned in 2005, Messrs. A. Coppola, E. Coppola, Contis, O’Hern and Bayer elected to participate in the Restricted Stock Bonus Program. The notional cash amount of the executive’s bonus received in restricted stock, the number of shares of restricted stock received under the Restricted Stock Bonus Program and the dollar value of such shares as of the measurement date based on the closing price of the Common Stock on March 31, 2006 of $73.95 were: Arthur Coppola-$750,000; 15,213 shares ($1,125,000); Edward Coppola-$393,750; 7,987 shares ($590,625); David Contis-$375,000; 7,606 shares ($562,500); Thomas O’Hern-$337,500; 6,846 shares ($506,250); and Richard Bayer-$300,000; 6,085 shares ($450,000). See also Note (4) below.

For the bonus earned in 2004, Messrs. A. Coppola, E. Coppola, Contis, O’Hern and Bayer elected to participate in the Restricted Stock Bonus Program. The notional cash amount of the executive’s bonus received in restricted stock, the number of shares of restricted stock received under the Restricted Stock Bonus Program and the dollar value of such shares as of the grant date based on the closing price of the Common Stock on March 31, 2005 of $53.28 were: Arthur Coppola-$1,300,000; 36,599 ($1,950,000); Edward Coppola-$600,000; 16,892 shares ($900,000); David Contis-$480,000; 13,514 shares ($720,000); Thomas O’Hern-$420,000; 11,824 shares ($630,000) and Richard Bayer-$360,000; 10,135 shares ($540,000). See also Note (4) below.

For the bonus earned in 2003, Messrs. A. Coppola, E. Coppola, Contis, O’Hern and Bayer elected to participate in the Restricted Stock Bonus Program and received grants on two different dates. The notional cash amount of the executive’s bonus received in restricted stock, the number of shares of restricted stock received under the Restricted Stock Bonus Program and the dollar value of such shares as of the first grant date based on the closing price of the Common Stock on March 31, 2003 of $31.68 were: Arthur Coppola-$216,667; 10,259 shares ($325,000); Edward Coppola-$100,000; 4,735 shares ($150,000); David Contis-$80,000; 3,788 shares ($120,000); Thomas O’Hern-$70,000; 3,314 shares ($105,000); and Richard Bayer-$60,000; 2,841 shares ($90,000). The notional cash amount of the executive’s bonus received in restricted stock, the number of shares of restricted stock received under the Restricted Stock Bonus Program and the dollar value of such shares as of the second grant date based on the closing price of the Common Stock on March 31, 2004 of $53.90 were: Arthur Coppola-$650,000; 18,089 shares ($975,000); Edward Coppola-$240,000; 6,679 shares ($360,000); David Contis-$240,000; 6,679 shares ($360,000); Thomas O’Hern-$210,000; 5,844 shares ($315,000); and Richard Bayer-$180,000; 5,009 shares ($270,000). See also Note (4) below.

(4)          Dollar amount shown equals the number of shares of restricted stock earned in the applicable year (including those grants under the Restricted Stock Bonus Program) multiplied by the stock price on the grant date. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. Certain of the restricted stock grants in 2003 were granted subject to the achievement of certain performance-related goals concerning the acquisition of Westcor Realty

Limited Partnership, LP and its affiliates (“Westcor”). The Compensation Committee determined those goals were achieved on November 3, 2003. The number of shares of restricted stock released on November 3, 2003 and the dollar value of such shares based on the closing stock price on November 3, 2003 of $41.00 were: Arthur Coppola 17,098 shares ($701,018); Edward Coppola-7,891 shares ($323,531); David Contis-6,313 shares ($258,833); Thomas O’Hern-5,524 shares ($226,484); and Richard Bayer-4,735 shares ($194,135).

The number and dollar value of shares of restricted stock held on December 30, 2005 based on the closing price of the Common Stock on December 30, 2005 of $67.14 were: Arthur Coppola 155,294 shares ($10,426,439); Edward Coppola-51,358 shares ($3,448,176); David Contis-42,571 shares ($2,858,217); Thomas O’Hern-37,249 shares ($2,500,898); and Richard Bayer-31,928 shares ($2,143,646). Restricted stock granted in 2003, 2004 and 2005 vests over a three-year period, with 33 1/3% of the shares vesting on each of the first, second and third anniversaries of the grant date. Dividends are paid in cash on all shares of restricted stock at the same rate as on unrestricted shares. The vesting of restricted stock held also will be accelerated if the executive officer incurs a total disability or dies while employed by the Company. For Messrs. E. Coppola, Contis, O’Hern and Bayer, the vesting of restricted stock held by these executive officers will be accelerated upon a change of control pursuant to the terms of the agreements discussed below. Vesting can also be accelerated in the discretion of the Committee administering the applicable plans.

(5)          Amounts shown for 2005, 2004, and 2003 include matching deferred compensation contributions by the Company as determined by the Board of Directors annually under certain deferred compensation plans, except for Messrs. Siegel and A. Coppola in 2005 and 2004. Amounts shown for 2004 and 2003 for Messrs. E. Coppola (in 2004), Contis, O’Hern and Bayer also include profit sharing contributions by the Company as determined by the Board of Directors annually under the Company’s 401(k)/Profit Sharing Plan. In addition, the 2004 and 2005 amounts show matching contributions by the Company under the Company’s 401(k)/Profit Sharing Plan for Messrs. Anderson, O’Hern, Contis and Bayer.

(6)          Amounts shown for 2005, 2004 and 2003 include the amounts earned in 2005, 2004 and 2003 based upon selected crediting alternatives under the Company’s deferred compensation plans by Mr. Siegel (2005-$0), (2004-$117,143) and (2003-$148,666); Mr. Anderson (2005-$104,203), (2004-$7,767) and (2003-$0); Mr. A. Coppola (2005-$0), (2004-$87,290) and (2003-$171,699); Mr. E. Coppola (2005-$24,209), (2004-$31,392) and (2003-$30,265); Mr. Contis (2005-$66,073), (2004-$94,118) and (2003-$98,821); Mr. O’Hern (2005-$57,665), (2004-$89,930) and (2003-$121,151) and Mr. Bayer (2005-$10,307), (2004-$6,908) and (2003-$621). Amounts reported do not include dividends paid on restricted stock at the same rate as paid on outstanding unrestricted shares.

Employment and Termination Benefit Agreements

The Company or an affiliate has employment agreements with Messrs. Siegel, A. Coppola, Anderson, E. Coppola, O’Hern, Bayer and Sidwell which provide for various benefits, including minimum annual base salaries. Actual salaries paid to each of these executives are set forth in the “Summary Compensation Table” above, other than for Mr. Sidwell, and exceed the minimum base salaries. All of the agreements are in extension periods and provide for automatic one-year extensions when one year of the term, as extended, remains unless notice to the contrary is delivered by either party within 30 days of the expiration date.

The employment agreements provide for various payments to the executive officer or his beneficiaries in the event of his death, disability or termination of employment. In the event of death or disability, during the remainder of the term of the agreement, the Company will continue to pay the executive or his beneficiaries, as applicable, the executive’s annual base salary at the same time and in the same manner as if he had continued to perform services under the agreement. In addition, the executive or his surviving spouse is entitled to receive the same level of health insurance provided to other executives of the

Company. If the executive’s employment is terminated by the Company for “cause” or because the executive violated any non-competition, anti-solicitation or confidentiality provisions of the agreement, the agreement terminates without further obligation to the executive except for payment of accrued amounts (including any deferred compensation). If the Company terminates the executive’s employment other than for cause, the Company is required to pay to the executive a lump sum equal to three times the executive’s base salary for one year at the rate in effect immediately prior to the executive’s termination, any accrued vacation pay and any compensation previously deferred by the executive in accordance with the terms of any deferred compensation plan or agreement.

These employment agreements further provide various benefits to the executives if, within two years following a change of control, the executive officer’s employment is terminated other than for cause or he terminates his employment for “good reason”. In 2002, the Company entered into Management Continuity Agreements (the “Continuity Agreements”) with Messrs. E. Coppola, Contis, O’Hern, Bayer and Sidwell which amend the change of control benefits provided under the employment agreements for each such executive (as applicable) and provide benefits consistent with current industry practice. The Continuity Agreements provide that if within two years following a change of control (the “Protected Period”) the executive officer’s employment is terminated for any reason other than cause, death or disability or by the executive for good reason, such executive officer will be entitled to receive an amount equal to two times the sum of (1) the executive’s base salary and (2) the average of the cash and stock portion of the executive’s annual incentive bonus payable in each of the three preceding years (including any cash portion of an incentive bonus which the executive has elected to convert into shares of restricted stock or stock units under the Restricted Stock Bonus Program or other comparable, optional stock-in-lieu of cash benefit programs). “Good reason” generally includes an adverse and significant change in position, duties or responsibilities, reduction in base salary, change of location, adverse modification of bonus, benefit plans or fringe benefits or material breach of the employment agreement or Continuity Agreement by the Company. “Change of control” generally requires a corporate transaction involving a 40% or greater change in ownership, certain majority changes in the Board of Directors or with limited exceptions the acquisition of more than 20% of the Company’s outstanding shares of Common Stock or voting securities by any person.

The Continuity Agreements further provide that if any payment by the Company to or for the benefit of the executive (whether pursuant to the terms of the Continuity Agreement or otherwise) would be subject to an excise tax imposed under certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect thereto (the “Excise Tax”), then the executive shall be entitled to receive a gross-up payment in an amount so that the executive is in the same after-tax position as if there were no Excise Tax. The executive will not receive this gross-up payment if the parachute value of all such payments does not exceed 110% of an amount equal to 2.99 times the executive’s “base amount” (the “Safe Harbor Amount”). In such event, the amounts payable under the Continuity Agreement shall be reduced so that the parachute value of all payments to the executive, in the aggregate, equals the Safe Harbor Amount.

Upon a change of control, the Continuity Agreements provide that any shares of restricted stock or stock units held by the executive that remain unvested shall immediately vest and any unvested stock options held by the executive shall vest and be exercisable. Any such stock options shall remain exercisable not less than one year after the date of the change of control.

Messrs. Siegel, A. Coppola and Anderson will receive the change of control benefits provided under their employment agreements. These agreements generally provide various benefits to the executives if, within two years following a change of control, the executive officer’s employment is terminated other than for cause or he terminates his employment for good reason which includes payment of an amount equal to the sum of the highest annual salary in effect during the three years preceding the change of control and the highest bonus award received for any calendar year prior to the change of control. Any unvested restricted stock also will generally be accelerated if the executive is terminated without cause or terminates for good reason within a year of a change of control.

In addition, the vesting of restricted stock held by executive officers will be accelerated if the executive incurs a total disability or dies while employed by the Company. The Compensation Committee also has discretionary authority to accelerate the exercisability of any or all options and the vesting of other awards under the Incentive Plans in a change in control or other context.

Option Grants and Exercises

Option Grants in Fiscal Year 2005.   None of the executives listed under the “Summary Compensation Table” received any option grants in 2005. The Company has not granted any stock appreciation rights.

Option Exercises and Year-End Holdings.   The following table sets forth information regarding the number and value of options held at the end of 2005 by the Company’s Chairman of the Board, Chief Executive Officer, Vice Chairman and the four other most highly compensated executive officers.

Aggregated Option Exercises in 2005 and
Fiscal Year-End Option Values

	Securities		Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)	Value of Unexercised in-the-Money Options at Fiscal Year End($)(1)
Name	Acquired on Exercise(#)	Value Realized($)(2)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Mace Siegel	0	0	0/0	0/0
Arthur M. Coppola	140,754	5,731,503	295,722/0	12,942,275/0
Dana K. Anderson	0	0	0/0	0/0
Edward C. Coppola	0	0	27,920/0	1,223,239/0
David J. Contis	10,010	371,335	0/0	0/0
Thomas E. O’Hern	0	0	0/0	0/0
Richard A. Bayer	0	0	12,834/0	561,682/0

(1)          This amount represents solely the difference between the market value at December 30, 2005 ($67.14) of those unexercised options which had an exercise price below such market price (i.e., “in-the-money options”) and the respective exercise prices of the options. No assumptions or representations regarding the “value” of such options are made or intended.

(2)          An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of Common Stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

Compensation Committee Interlocks and Inside Participation

The Compensation Committee members are James Cownie, Stanley Moore and Dr. William Sexton. No member of the Compensation Committee is a past or present officer or employee of the Company. No compensation committee interlocks existed during 2005.

Certain Transactions

The following provides a description of certain relationships and related transactions between various directors and executive officers of the Company and the Company or its subsidiaries and affiliates.

Macerich Management Company.   Macerich Management Company provided property management and other related services during 2005 to six community shopping centers in which Mr. Siegel had interests. Currently, such services are being provided to four of those community shopping centers. Under the terms of the applicable management agreements, Macerich Management Company pays compensation to on-site employees and redevelopment and construction staff, and other administrative expenses. In addition, Macerich Management Company earns a management fee equal to approximately two percent of gross rental revenue. Management fees earned from services provided to these six community shopping centers during the year ended December 31, 2005 were $79,293.

Macerich Management Company employs Mr. A. Coppola’s son-in-law and Mr. Anderson’s son as a Senior Manager of Leasing and an Assistant Vice President of Leasing, respectively. Although Mr. A. Coppola’s daughter was employed as a Senior Manager of Property Management during 2005, her employment with the Company ended as of July 29, 2005. None of these individuals are considered officers under Section 16 of the Exchange Act. The compensation and benefits provided to these individuals are consistent with those provided to other employees with comparable qualifications, responsibilities and experience. The 2005 salary and bonus paid to each of Mr. Coppola’s daughter and son-in-law and Mr. Anderson’s son did not exceed $155,000.

Guarantees.   Messrs. Siegel, A. Coppola, Anderson, and E. Coppola have guaranteed a mortgage loan encumbering one Center. The aggregate principal amount of the loan is approximately $21,750,000, of which approximately $13,676,400 is guaranteed by them as follows: Mr. Siegel $6,525,000; Mr. A. Coppola $1,631,250; Mr. Anderson $3,480,000 and Mr. E. Coppola $2,040,150.

Website Services.   In 1999, the Company chose Red 5 Interactive, Inc. (“Red 5”), after evaluating other potential service providers, to develop websites for many of the Company’s Centers. During 2005, Red 5 billed the Company $608,400 for the website design, development, applications, maintenance, hosting and support services it provided under certain agreements with the Company. The Company anticipates Red 5 will continue to provide these services as well as additional specialty services during 2006 at an estimated cost of $650,000. The Company believes the terms of these agreements with Red 5 are fair and reasonable to the Company and are no less favorable than those available through unrelated third parties providing comparable services. Mr. E. Coppola’s brother-in-law is the President and CEO, a director and, with his wife and children, owns 100% of Red 5.

The following Report of the Compensation Committee and the Stock Performance Graph included in this Proxy Statement shall not be deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report or the Stock Performance Graph by reference into a filing under either of such Acts. Neither the Report nor the Stock Performance Graph shall be deemed to be soliciting material, or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee.   The Compensation Committee (the “Committee”) reviews and approves the compensation for the Company’s executive officers, reviews the Company’s overall compensation structure and philosophy and administers certain of the Company’s employee benefit and stock plans, with authority to authorize awards under the Company’s incentive plans. The current members of the Committee are Messrs. Moore and Cownie and Dr. Sexton.

Objectives of the Company’s Executive Compensation Program.   The Company’s executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who are capable of leading the Company effectively and continuing its growth. The Company’s objective has been to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives to achieve the business objectives of the Company which include encouraging stock ownership. The Committee intends to target aggregate compensation levels at rates that are reflective of current practices of comparable companies in the REIT and general industries, particularly companies that own retail malls.

Elements of the Program.   The Company’s executive compensation program includes three principal elements, each of which is intended to serve the overall compensation philosophy of the Company and incorporates directly or indirectly performance-based measures. First, the executive’s base salary is intended to create a minimum level of compensation that is reasonably competitive with other comparable companies in the REIT and general industries, particularly retail mall REITs. Second, the Company has in the past used stock options under its incentive plans as a long-term incentive. Currently, the Company is exploring other forms of long-term incentives based on the 2005 Towers Perrin compensation study described below which indicated that the Company did not have a substantive long-term incentive program. The Company believes that long-term incentive programs are an important means to link the interests of management and stockholders and to encourage management to adopt a long-term perspective. Finally, the Company has established an annual incentive compensation plan for executive officers, other senior officers and key employees under which bonuses, which may be paid in cash and/or in the form of restricted stock, are awarded each March 31 based upon the achievement of corporate and individual performance goals during the prior calendar year. The objective of this annual incentive compensation plan is to motivate and reward executives for performance that benefited the Company and its stockholders and to recognize the contribution of its key employees. In addition, the Restricted Stock Bonus Program established under the Company’s stock incentive plans offers greater flexibility regarding cash bonuses and provides a convenient method for participants to elect to increase their stock ownership in the Company. Eligible participants are offered the opportunity to receive all or a portion of what would otherwise have been a cash bonus in restricted stock, valued as of the date of the award at 1.5 times the amount otherwise payable in cash to reflect the substantial risks associated with the deferral of payment and vesting restrictions of the award. In 2005, all eligible executive officers participated in this Program and converted their respective cash bonuses into restricted stock. See Note 3 on page 16 of this Proxy Statement.

The total amount of each executive’s annual incentive compensation is based on whether the target or high performance level established by the Compensation Committee in the preceding year for both Company financial and individual performance is met. The Company’s financial performance is primarily measured based on a funds from operations per share matrix. Such annual incentive compensation may range from zero to a maximum of 200% of current base salary (for the CEO) or 150% of current base salary (for the other executive officers) if the target performance level is met for both Company financial and individual performance. If the high performance level is met, the bonus may range from zero to a maximum of 400% of current base salary (for the CEO) or 300% of current base salary (for the other executive officers). Actual awards under the annual incentive program are discretionary.

Executive officers of the Company further participate in certain deferred compensation plans and are eligible to receive other benefits such as medical and life insurance benefits.

Competitive Compensation Comparisons.   The Company has commissioned outside compensation consultants to assist the Committee in the development and review of the Company’s compensation programs for its executive and senior officers and certain key employees. Among other things, the consultants have reviewed the compensation programs of similar companies in the REIT and general industries, particularly retail mall owners, and compared them to the Company’s compensation programs. Since the Company’s initial public offering, the Company has had an outside compensation consultant perform these reviews typically on a bi-annual basis focusing on the development of a competitive total compensation program. The last compensation study was conducted by Towers Perrin in 2005 focusing on the compensation of the Company’s executive officers and Independent Directors. The study focused on three peer groups: (1) selected REITs across various property sectors with market capitalization and asset values similar to the Company, (2) retail mall REITs and (3) selected public non-REIT companies from the general industry with a market capitalization ranging from $2 billion to $8 billion, with a median of $3.4 billion. The conclusion of this study was that the total compensation of certain executive officers of the Company was generally below their respective peers for each of these three peer groups. As a result, the Compensation Committee increased the base salary and modified the annual incentive compensation potential for each of Messrs. A. Coppola, E. Coppola, Contis, O’Hern and Bayer.

CEO Compensation.   Mr. Arthur Coppola’s base salary is reviewed by the Committee on an annual basis and is subject to discretionary increases that generally are based on, in the subjective judgment of the Committee, individual and corporate performance (including changes in total funds from operations, funds from operations per share, the Company’s stock price and the successful completion of acquisitions, financings, redevelopments and other business initiatives) and competitive, economic and other factors deemed relevant by the Committee. Mr. Coppola’s base salary of $650,000 remained the same for 2005 but was increased to $750,000 effective January 1, 2006 based on the 2005 Towers Perrin study which indicated his salary was low compared to the peer groups reviewed.

Mr. Coppola’s annual incentive compensation award for 2005 was performance-based, with 70% of the award based on a funds from operations per share matrix established in the preceding year by the Compensation Committee. This matrix established two performance levels to measure the Company’s annual growth in funds from operations per share: target and high performance. The remaining 30% of Mr. Coppola’s award focused upon the Committee’s evaluation of the Company’s performance in the other areas described above as well as his individual performance. The Company’s continued growth in funds from operations per share in 2005 exceeded the target performance range of this matrix. The Committee also reviewed the Company’s other achievements for 2005, including the Company’s 11.5% total stockholder return, the strengthening of the Company’s balance sheet, the successful completion and integration of the $2.333 billion acquisition of Wilmorite Holdings, L.P. and its affiliates and the successful completion of redevelopment projects, especially the 364,000 square foot Tysons Corner Center expansion. In determining the amount of Mr. Coppola’s annual incentive compensation, the Committee also appraised his leadership as CEO of the Company, including reviewing the operating goals Mr. Coppola had previously established for 2005 concerning acquisitions, financings, redevelopments, developments, anchor recycling and other business initiatives. The Committee made a highly favorable assessment of Mr. Coppola’s performance as CEO. Based on this review, the Committee determined that Mr. Coppola met the target performance level of the Company’s performance matrix with respect to both the Company’s financial performance and his individual performance. As a result, the Committee granted to Mr. Coppola 10,141 shares of restricted stock and a cash bonus of $750,000 for his performance in 2005. Mr. Coppola elected in advance to participate in the Restricted Stock Bonus Program for his 2005 bonus and in accordance with the terms of this Program received an additional 15,213 shares of restricted stock in lieu of his cash bonus. These grants of restricted stock vest over a three-year period.

Other Executive Officers.   The salary structure in place for the Executive Vice Presidents, Messrs. E. Coppola, Contis, O’Hern, Bayer and Sidwell, and the other executive officers, Messrs. Siegel and Anderson, remained the same for 2005. Based on the 2005 Towers Perrin study, the base salaries of Messrs. E. Coppola, Contis, O’Hern and Bayer were raised effective January 1, 2006 to $525,000, $500,000, $450,000 and $400,000, respectively, to remain competitive with the base salaries of their peers.

The five Executive Vice Presidents also received cash and restricted stock awards under the Company’s annual incentive compensation plan for their 2005 performance. Each of these Executive Vice Presidents elected in advance to participate in the Restricted Stock Bonus Program for his 2005 bonus and chose to convert all of what would otherwise have been a cash bonus to additional restricted stock. The 2005 awards were granted to the Executive Vice Presidents based on the Committee’s evaluation of corporate and individual performance, including the factors described above concerning the Company’s overall financial performance, and using the same described 70/30 weighted measurement of performance areas. In determining the amount of their awards, the Committee also reviewed the operating goals submitted by each Executive Vice President for their position and approved by Mr. A. Coppola. The Committee believed that the performance of each of the Executive Vice Presidents as well as the Company’s financial performance met the target performance level resulting in an overall award of 150% of each of their current base salaries.

For 2005, all of the executives were entitled to receive minimum specified annual base salaries as set forth in their respective employment agreements with the Company, except Mr. Contis who does not have an employment agreement. The Committee contemplates that any annual salary increases will generally be based on substantially the same criteria that will be used for Mr. A. Coppola.

For details of the grants to the executive officers, see the table captioned “Summary Compensation Table” and the discussion at page 15 of this Proxy Statement. All of these restricted stock grants as well as the continuation of the Restricted Stock Bonus Program were made on a basis that is consistent with the Company’s philosophy of granting awards to provide executives with a promise of longer-term rewards directly linked to increased share values.

Section 162(m) Issues.   The Committee’s policy with respect to Section 162(m) of the Internal Revenue Code has been to make reasonable efforts to provide that compensation, in the ordinary course, is deductible while preserving the ability to pay incentive compensation that may not be deductible if such compensation in its view is appropriate to incentivize and reward Company executives relative to their performance. As the Committee in recent years has increased the use of restricted stock (rather than options) as a form of incentive compensation, an increasing proportion of the compensation paid to five of the Company’s executive officers has exceeded the $1,000,000 limitation imposed by Section 162(m). The Company’s restricted stock grants have not been performance-based for these tax purposes; consequently the regular and cumulative vesting, or any accelerated vesting, of one or more awards can result in non-deductible compensation. However, as long as the Company continues to qualify as a REIT under the Code, the payment of non-deductible compensation should not have material adverse consequences for the Company so long as the Company continues to distribute at least 90% of its taxable income.

Members of the Compensation Committee

James S. Cownie

Stanley A. Moore

Dr. William P. Sexton

STOCK PERFORMANCE GRAPH

The following graph provides a comparison, from December 31, 2000 through December 31, 2005, of the yearly percentage change in the cumulative total stockholder return (assuming reinvestment of dividends) of the Company, the Standard & Poor’s (“S&P”) 500 Index and the NAREIT All Equity REIT Index (the “NAREIT Index”), an industry index of publicly-traded REITs (including the Company).

The graph assumes that the value of the investment in each of the Company’s Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends.

Upon written request directed to the Secretary of the Company, the Company will provide any stockholder with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the NAREIT Index and the S&P 500 Index were provided to the Company by SNL Financial LC.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
The Macerich Company	100.00	151.82	189.25	292.15	433.54	483.26
S&P 500 Index	100.00	88.11	68.64	88.33	97.94	102.74
NAREIT All Equity REIT Index	100.00	113.93	118.29	162.21	213.43	239.39

PRINCIPAL STOCKHOLDERS

Except as otherwise noted, the following table sets forth information as of March 31, 2006 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, based upon Schedule 13G and Schedule 13D reports filed with the Securities and Exchange Commission (“SEC”), and, as of March 31, 2006, the number of shares of the Company’s Common Stock beneficially owned by its executive officers and directors as a group. Each of the persons listed below which has reported that it may be considered a beneficial owner of more than 5% of the Company’s outstanding shares of Common Stock has certified that, to the best of its knowledge and belief, the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. The number of shares of the Company’s Common Stock beneficially owned by each director is set forth in “Information Regarding Nominees and Directors” and the number of shares beneficially owned by each named executive officer is set forth in “Executive Officers.”

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Cohen & Steers, Inc.(1) Cohen & Steers Capital Management, Inc. Houlihan Rovers SA 280 Park Avenue, 10th Floor New York, New York 10017	5,148,258	7.20%
Deutsche Bank AG(2) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	4,726,800	6.61%
All directors and executive officers as a group (13 persons)(3)	2,550,961	3.56%

(1)          These entities made a joint filing on Schedule 13G noting that Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc. and a 50% interest in Houlihan Rovers SA, each a registered investment advisor. The Schedule 13G indicates that Cohen & Steers Capital Management, Inc. has sole voting power with respect to 4,446,938 shares and sole dispositive power with respect to 5,127,438 shares and Houlihan Rovers SA has sole voting and dispositive power with respect to 20,820 shares. The principal address of Houlihan Rovers SA is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

(2)          The Schedule 13G indicates that this filing reflects the securities beneficially owned by the Private Clients and Asset Management business group of Deutsche Bank AG, a parent holding company, and its subsidiaries and affiliates. Deutsche Bank AG has sole voting power with respect to 4,701,200 shares and sole dispositive power with respect to 4,726,800 shares. The subsidiaries which acquired the shares being reported by the parent holding company are RREEF America, L.L.C., Deutsche Bank Trust Co Americas, Deutsche Asset Management Inc, DWS Holding & Service GmbH and Deutsche Investment Management Americas.

(3)          Includes options to purchase shares under the 1994 Incentive Plan, the 2000 Incentive Plan, the 2003 Incentive Plan or the Director Plan which are currently exercisable or become exercisable before May 30, 2006, restricted stock granted under the 1994 Incentive Plan, the 2000 Incentive Plan or the 2003 Incentive Plan and stock units credited to certain directors under the Director Phantom Stock Plan. See also the Notes to the tables on page 4 and 12 of this Proxy Statement.

AUDIT COMMITTEE MATTERS

The Audit Committee consists of three members, Mr. Cownie, Ms. Laing and Dr. Sexton. Ms. Laing is the chairperson of the Committee and has been designated as an Audit Committee financial expert. In 2005, the Audit Committee met ten times. The Audit Committee and the Board of Directors amended and restated its Charter for the Audit Committee in 2005 which complies with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE Rules. The Committee reviews and reassesses the adequacy of its Charter annually. The Company’s securities are listed on the New York Stock Exchange and are governed by its listing standards. All members of the Audit Committee are Independent Directors and meet the independence requirements for audit committees under the NYSE Rules and the Exchange Act. (See “The Board of Directors and its Committees—Director Independence, Committee Charters and Audit Committee.”)

The following Report of the Audit Committee shall not be deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference into a filing under either of such Acts. The Report shall not be deemed soliciting material, or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors assists the Board in performing its oversight responsibilities for the Company’s financial reporting process, audit process and internal controls as more fully described in the Audit Committee’s Charter. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2005 with the Company’s management and with the Company’s independent accountants. In addition, the Committee discussed with the Company’s independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Committee has also received and reviewed the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the accountants their independence from the Company.

Based on the review and discussions with management and the independent accountants described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Members of the Audit Committee

James S. Cownie

Diana M. Laing

Dr. William P. Sexton

Change in Principal Accountants

On August 10, 2004, the Audit Committee of the Board of Directors of the Company dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm and approved Deloitte & Touche LLP as its independent accountants for the fiscal year ending December 31, 2004.

The reports of PricewaterhouseCoopers LLP on the Company’s consolidated financial statements for each of the fiscal years 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years 2003 and 2002 and the subsequent interim period through August 10, 2004, there were no disagreements with PricewaterhouseCoopers LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the matter in their reports on the financial statements for such years.

During the fiscal years 2003 and 2002 and the subsequent interim period through August 10, 2004, there were no reportable events (as the term is defined in Item 304(a)(1)(v) of Regulation S-K of the Exchange Act (“Regulation S-K”)).

During the fiscal years 2003 and 2002 and the subsequent interim period through August 10, 2004, the Company did not consult with Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; or (iii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

PricewaterhouseCoopers LLP furnished a letter addressed to the SEC stating it agreed with the above statements and a copy of such letter dated August 16, 2004 was filed with the Company’s Current Event on Form 8-K event date August 10, 2004.

Principal Accountants Fees and Services

a.   Deloitte & Touche LLP

For the years ended December 31, 2005 and 2004, the Company was billed by Deloitte & Touche LLP for services in the following categories:

Audit Fees

Fees for audit services totaled $1,123,000 in 2005 and $420,000 in 2004, including fees associated with the annual audit of the Company and its subsidiaries or affiliates and the reviews of the Company’s registration statements and periodic reports.

Audit-Related Fees

Fees for audit-related services totaled $499,000 in 2005 and $668,896 in 2004. Audit-related services principally include fees for internal control reviews and assistance with internal control reporting requirements, including under the Sarbanes-Oxley Act of 2002.

Tax Fees

No fees for tax services, including tax return preparation, tax compliance, tax advice and tax planning, were provided by Deloitte & Touche LLP in 2005 or 2004.

All Other Fees

There were no fees paid for any other services not described above in 2005 or 2004.

The Company has been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

b.   PricewaterhouseCoopers LLP

For the year ended December 31, 2004, the Company was billed by PricewaterhouseCoopers LLP for services in the following categories:

Audit Fees

Fees for audit services totaled $88,054 in 2004, including fees associated with the reviews of the Company’s registration statements and periodic reports.

Audit-Related Fees

No fees were paid for audit-related services in 2004.

Tax Fees

Fees for tax services, including tax return preparation, tax compliance, tax advice (including regarding the acquisition of various centers and entities), tax planning, cost segregation studies and earnings and profits projections, totaled $2,583,050 in 2004. Of this total amount of tax services fees, $1,541,833 represented tax return preparation and compliance fees.

All Other Fees

There were no fees paid for any other services not described above in 2004.

The Audit Committee determined that the provision of the non-audit services noted above was compatible with maintaining the independence of PricewaterhouseCoopers LLP during the relevant period. The Company had been advised by PricewaterhouseCoopers LLP that during the relevant period neither the firm, nor any member of the firm, had any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Audit Committee Pre-Approval Policy

Consistent with SEC policies regarding independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent accountants. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee approves a list of services and related fees expected to be rendered during any year period within each of four categories of service:

(1)         Audit Services include audit work performed on the financial statements, as well as work that generally only the independent accountants can reasonably be expected to provide, including work associated with registration statements under the Securities Act of 1933, as amended, periodic reports and other SEC documents, statutory or other financial audit work for subsidiaries and consultations surrounding the proper application of financial accounting and/or reporting standards.

(2)         Audit-Related Services include assurance and related services that are reasonably related to performance of an audit or traditionally performed by the independent accountants, including due diligence or agreed-upon procedures related to mergers, acquisitions, dispositions or refinancings, internal control reviews and assistance with internal control reporting requirements, special procedures required to meet certain financial, accounting or regulatory requirements and accounting, regulatory or disclosure consultations.

(3)         Tax Services include tax return preparation, tax planning and related tax services, tax advice, tax compliance, tax reporting, year-end estimated taxable income and distribution projections and tax due diligence for REIT compliance and other tax issues.

(4)         Other Services include those permissible non-audit services that do not fall within the above categories and are routine and recurring services that would not impair the independence of the accountants.

The Audit Committee pre-approves the independent accountants services within each category. In 2005, the Audit Committee pre-approved the retention of Deloitte & Touche LLP to perform various audit and permitted non-audit services for the Company within each of the four categories. For each proposed service, the independent accountant is generally required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent accountants’ independence. The fees are budgeted and the Audit Committee requires the independent accountants and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent accountants. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. None of the non-audit services described above were approved by the Audit Committee pursuant to the de minimis exceptions provided in the Exchange Act.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Independent Accountants

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent accountants to audit its financial statements for the year ending December 31, 2006.

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this appointment by the stockholders. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, and may decide to retain them notwithstanding the vote. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. In addition, if Deloitte & Touche LLP should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Audit Committee will appoint substitute independent public accountants. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2006. PROXIES RECEIVED WILL BE VOTED “FOR” RATIFICATION UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

PROPOSAL 3: STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION

The Company has been informed that the Massachusetts State Carpenters Pension Fund, 350 Fordham Road, Wilmington, Massachusetts 01887, intends to introduce at the Annual Meeting the following resolution. The Company has been notified that the Massachusetts State Carpenters Pension Fund was the beneficial owner of approximately 1,300 shares of the Company’s common stock as of December 15, 2005 and has agreed to hold such common stock until the Annual Meeting. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this Proxy Statement as they were submitted to us and if properly presented at the meeting this proposal will be voted on at the Annual Meeting. If not properly presented at the Annual Meeting, this proposal will not be considered or voted on at the Annual Meeting.

Stockholder Proposal—Pay-for-Superior-Performance Proposal

Resolved:   That the shareholders of The Macerich Company (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.     The annual incentive component of the Company’s Plan should utilize financial performance criteria that can be benchmarked against peer group performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2.     The long-term equity compensation component of the Company’s Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria; and

3.     Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.

Supporting Statement:   We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P 500 companies, twice the previous year increase of 15.04% according to The Corporate Library’s CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation.

First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation targets with less than demanding performance criteria and benchmarks.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

The Board of Directors has carefully considered the proposal submitted by the Massachusetts State Carpenters Pension Fund. While the Board and the Compensation Committee strongly support the concept of performance-based compensation arrangements, the Board believes that the adoption of this proposal is not in the best interests of the Company and its stockholders.

The Company’s success depends on the performance of its employees. For this reason, the Board believes strongly in linking employee compensation to Company performance, and the Company’s compensation program currently includes substantial pay-for-performance components as more fully described in the “Report of the Compensation Committee” set forth in this Proxy Statement. By establishing an executive compensation program that delivers total pay primarily linked to overall business results but also recognizes individual performances, the Company can attract, motivate and retain highly skilled executives whose performance and contributions result in increased stockholder value. The Compensation Committee, which is composed solely of Independent Directors, reviews the Company’s compensation program on an ongoing basis and utilizes an independent compensation consulting firm to assist the Committee in the development and review of the Company’s compensation practices. As part of this review, the Committee examines the compensation programs of similar companies in the REIT and general industries, particularly retail mall owners, and compares them to the Company’s program.

The Board strongly believes that the Compensation Committee’s approach to date has provided appropriate links between executive compensation and the Company’s performance and has aligned the interests of executives with those of its stockholders. The Company is pleased with its long-term performance and position in the market. Total stockholder return for 2005 was 11.5%, contributing to a three-year total stockholder return of 158%, and a five-year total return of 383%—the 7th highest in total stockholder return among the entire public REIT industry for that five-year period. In addition, as shown in the Stock Performance Graph on page 24 of this Proxy Statement, the Company’s total return performance over the last five fiscal years is significantly higher than the performance of either the S&P 500 Index or the NAREIT Index.

The Company’s current compensation program incorporates various pay-for-performance components intended to align the interests of the Company’s executives with those of the Company’s stockholders. For example, the annual incentive compensation awards are primarily based on the achievement of performance targets, principally a funds from operations per share matrix established by the Compensation Committee. In addition, the Compensation Committee reviews the achievement of other corporate performance goals established for the CEO and each executive vice president. Furthermore, one of the principal components of the compensation program is the use of restricted stock, which further aligns the interests of the Company’s executives with those of the Company’s stockholders. Restricted stock provides incentives for future performance by basing the value of the award on the future success of the Company rather than making the award instantly valuable. Therefore, these awards not only enforce the desire for the future success of the Company, but encourage the employee’s long-term commitment to the Company.

As more fully described in the “Report of the Compensation Committee”, the amount of any incentive compensation award of cash and/or restricted stock is based primarily on a funds from operations per share matrix. In addition, these awards provide employees with an incentive for superior individual performance by also linking the amount of any such award to the evaluation of each individual’s performance. Rather than rewarding an individual merely for the performance of the stock market, the industry peer group, or the Company in relation to such a group, our incentive compensation policy rewards employees based on not only the Company’s financial performance but their individual performance as well.

Furthermore, the Board of Directors and the Compensation Committee believe that the proposal is inconsistent with the compensation practices followed by the majority of the companies with which the Company competes for executive talent and that, by compelling the Company to adopt the policy described in the proposal, the Company could be placed at a substantial disadvantage in attracting and retaining the most qualified executives. In order to remain competitive with other companies in the industry, the Board of Directors believes that the Compensation Committee should retain the flexibility to make compensation awards based on a review of all relevant information and to choose incentives that best align the interests of the Company’s executives with those of the Company’s stockholders. Therefore, we believe that the proposal is contrary to the interests of the Company and its stockholders.

Approval of this stockholder proposal regarding executive compensation requires the affirmative vote of a majority of all of the votes cast on the matter at the Annual Meeting. A broker non-vote will not be counted as a vote cast and will have no effect on the result of the vote on this stockholder proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION. PROXIES RECEIVED WILL BE VOTED “AGAINST” THE STOCKHOLDER PROPOSAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

OTHER MATTERS

Solicitation of Proxies

The cost of solicitation of Proxies in the form enclosed herewith will be paid by the Company. Solicitation will be made primarily by mail, but regular employees of the Company, without additional remuneration, may solicit Proxies by telephone, e-mail, facsimile and personal interviews. In addition, MacKenzie Partners will assist in solicitation of proxies and the Company anticipates a fee for proxy solicitation services of approximately $9,500 plus out-of-pocket costs. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain Proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals and Director Nominees

For a stockholder to properly present a matter at the Annual Meeting, the Secretary of the Company must have received written notice thereof after February 18, 2006 and on or before March 20, 2006, as specified in the Company’s Charter and Bylaws.

A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s proxy statement and form of Proxy for the 2007 annual meeting of stockholders must be received by the Company by December 22, 2006. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder otherwise desiring to bring a proposal before the 2007 annual meeting of stockholders (including generally any proposal relating to the nomination of a director to be elected to the Board of Directors) must comply with the then current advance notice and information requirements in the Company’s Charter and Bylaws and deliver the proposal to the principal executive offices of the Company after March 2, 2007 and on or before April 2, 2007 (60 to 90 days prior to the first anniversary of this year’s annual meeting) in order for such proposal to be considered timely. Any such proposal should be mailed to: The Macerich Company, 401 Wilshire Boulevard, No. 700, Santa Monica, California 90401, Attn: Secretary. Copies of the Charter and Bylaws may be obtained without charge by providing a written request to the Secretary of the Company at that address.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied, except that Mr. Siegel did not timely report an exempt gift of 300 shares in January 1999.

Other Matters

The Board of Directors does not know of any matter other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, Proxies will be voted in accordance with the discretion of the Proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY TODAY.

Appendix I

THE MACERICH COMPANY

Director Independence Standards

(Originally Adopted March 15, 2004. Amended February 3, 2005)

A majority of the members of the Board of Directors of The Macerich Company, (“Macerich”) shall be independent of Macerich and its executive officers. For a Director to be deemed independent, the Board shall affirmatively determine that the Board member has no material relationship with Macerich (either directly or as a partner, shareholder or officer of an organization that has a relationship with Macerich) or any of its executive officers. In making this determination the Board shall apply the standards set forth below. These standards have been drafted to incorporate the independence requirements under applicable laws, rules and regulations.

I.                   Exclusionary Standards

In no event will a Director be considered independent under the circumstances described under this Section I.

A.              Employment

•       A Director shall not be deemed independent if he or she:

(i)            is or has been an employee, or has an immediate family member who is or has been an executive officer, of Macerich within the preceding three years of the determination date;

(ii)        has received, or has an immediate family member who has received, during any twelve-month period within the preceding three years of the determination date, more than $100,000 in direct compensation from Macerich, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (For purposes of this standard, (a) compensation for prior service as an interim chairman or chief executive officer of Macerich, (b) dividends, interest or other investment income, (c) reimbursement of bona fide, documented business expenses, and (d) compensation received by an immediate family member for service as a non-executive officer of Macerich will not be considered. For purposes of this standard, payments made to a business that is solely owned by a Director and/or his or her immediate family members(s) should be included as direct compensation.);

(iii)    (a) is or an immediate family member is a current partner of a firm that is Macerich’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) was or an immediate family member was within the preceding three years of the determination date (but is no longer) a partner or employee of such a firm and personally worked on Macerich’s audit within that time; or

(iv)      is or has been employed as, or has an immediate family member who is or has been employed as, an executive officer of another company where any of Macerich’s present executive officers at the same time serves or has served on that company’s compensation committee within the preceding three years of the determination date.

B.               Business Relationships

A Director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Macerich for property or services in an amount which, in any of the preceding three fiscal years of such company exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues will not be deemed independent. (For purposes of this standard, principal loaned or repaid on any outstanding indebtedness is excluded but the amount of any interest payments or other fees paid by Macerich in association with any such loans is included.)

II.              Categorical Standards

If a Director has any one or more of the following kinds of relationships with Macerich (either directly or as a partner, shareholder or officer of an organization that has a relationship with Macerich) or any of its executive officers, such Director shall meet Macerich’s Director Independence Standards so long as each such relationship falls within the following applicable categorical standards:

A.             Relationship:   Employment by Macerich of the Director or family members of the Director.

Categorical Standard:   During the preceding three years of the determination date, Macerich has neither employed the Director in any capacity nor any of his or her immediate family members as an executive officer.

B.              Relationship:   Direct compensation paid by Macerich to the Director or family members of the Director.

Categorical Standard:   During the preceding three years of the determination date, neither the Director, nor any of his or her immediate family members, has received during any twelve-month period more than $100,000 in direct compensation from Macerich, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (For purposes of this standard, (a) compensation for prior service as an interim chairman or chief executive officer of Macerich, (b) dividends, interest or other investment income, (c) reimbursement of bona fide, documented business expenses, and (d) compensation received by an immediate family member for service as a non-executive officer of Macerich will not be considered. For purposes of this standard, payments made to a business that is solely owned by a Director and/or his or her immediate family members(s) should be included as direct compensation.)

C.              Relationship:   Affiliation or employment by the Director or family members of the Director with internal or external auditors of Macerich.

Categorical Standard:   Neither the Director nor an immediate family member is a current partner of a firm that is Macerich’s internal or external auditor. The Director is not a current employee of such a firm. The Director has no immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice. Neither the Director nor an immediate family member was within the preceding three years of the determination date (but is no longer) a partner or employee of such a firm and personally worked on Macerich’s audit within that time.

D.             Relationship:   Employment of the Director or family members of the Director with another company where any member of Macerich management serves on the governing board of such other company.

Categorical Standard:   During the preceding three years of the determination date, neither the Director nor any immediate family member of the Director has been employed as an executive officer of another company where any of Macerich’s present executive officers at the same time serves or has served on such other company’s compensation committee.

E.              Relationship:   Employment of the Director or family members of the Director with another company that does business with Macerich.

Categorical Standard:   The Director is not a current employee, nor is any immediate family member of the Director a current executive officer, of a company that has made payments to, or received payments from, Macerich for property or services in an amount which, in any of the preceding three fiscal years of such company, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. (For purposes of this standard, principal loaned or repaid on any outstanding indebtedness is excluded but the amount of any interest payments or other fees paid by Macerich in association with any such loans is included.)

F.               Relationship:   Affiliation of the Director or family members of the Director with a charitable organization that Macerich or an executive officer of Macerich contributes to.

Categorical Standard:   During the preceding three fiscal years of the determination date, the Director has not been an executive officer of any charitable organization that receives from Macerich and/or an executive officer of Macerich contributions in an amount which, in any single fiscal year of such organization, exceed the greater of $250,000 or 2% of such charitable organization’s consolidated gross revenues.

G.            Relationship:   Direct or indirect ownership of Macerich stock by the Director or family members of the Director.

Categorical Standard:   Direct or indirect ownership of Macerich stock by a Director and/or family members of the Director does not make a Director who is otherwise independent a non-independent Director.

H.            Relationship:   Employment of the Director or family members of the Director by another company that loans money to Macerich.

Categorical Standard:   The Director is not an executive officer of another company that loans money to Macerich where the total amount of Macerich’s indebtedness to such other company is more than 1% of the total consolidated assets of such other company.

I.                  Relationship:   Employment of the Director or family members of the Director with another company where any member of Macerich management or his or her family members own equity securities of such other company.

Categorical Standard:   Neither the Director nor any immediate family members of the Director is a general or managing partner or executive officer of another company in which any Macerich executive officer owns more than 10% of the outstanding equity securities.

J.                 Relationship:   Ownership by the Director and/or family members of the Director of equity securities of another company in which a member of Macerich management or his or her family members own equity securities or is an employee.

Categorical Standard A:   The Director does not own more than 10% of the outstanding equity securities of a company where any Macerich executive officer or any of his immediate family members is a general or managing partner, controlling equity holder or executive officer.

Categorical Standard B:   The Director is not a controlling equity holder of a company where any Macerich executive officer owns more than 10% of the outstanding equity securities.

K.             Relationship:   The Director has a familial or other similar relationship with a member of Macerich management.

Categorical Standard:   The Director does not have any relationship with any executive officer of Macerich that consists of a family relationship.

L.               Relationship:   Employment of the Director or family members of the Director by another company that co-invests or forms a joint venture with Macerich.

Categorical Standard:   The Director is not an executive officer or employee, nor is any immediate family member of the Director an executive officer, of a company that has a co-investment or is a joint venture partner with Macerich where the amount of such company’s equity investment in any single fiscal year of such company exceeds (i) the greater of $1 million or 2% of such company’s consolidated gross revenues or (ii) 1% of the total consolidated assets of such company.

III.         Other Transactions

Relationships not specifically covered by the above categorical standards may, in the Board’s judgment, be deemed not to be material and the Director will be deemed independent, if, after taking into account all relevant facts and circumstances, the Board determines that the existence of such relationship or transaction would not impair the Director’s exercise of independent judgment. The Nominating and Corporate Governance Committee will review the independence of each non-management Director and make its recommendation to the full Board for their consideration.

In making a determination regarding a Director’s independence, the Board shall consider all relevant facts and circumstances, including the Director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships and such other criteria as the Board may determine from time to time.

The Board shall undertake an annual review of the independence of all non-management Directors. In advance of the meeting at which this review occurs, each non-management Director shall be asked to provide the Board with full information regarding the Director’s business and other relationships with Macerich and with its executive officers to enable the Board to evaluate the Director’s independence. Directors also have an affirmative obligation to inform the Board of any material changes in circumstances or relationships that may impact their designation by the Board as independent.

IV.           Definitions

For purposes of these independence standards (i) “immediate family members” of a Director includes any of the Director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share the Director’s home, (ii) “determination date” means the date the Board makes its determination about the independence of the members of the Board, and (iii) “company” means any corporation, company, group, partnership, limited liability company, or other entity. A person who ceases to be an immediate family member as a result of legal separation or divorce, or those who have died or become incapacitated, need not be considered in assessing the independence of a Director.

For purposes of the Categorical Standards, the holdings of immediate family members of the Director and the executive officer will be included in determining whether the Director and/or executive officers owns more than 10% of the outstanding equity securities of a company or is a controlling equity holder.

Annual Meeting Proxy Card

The Board of Directors recommends a vote FOR the election of each of the nominees for director, FOR Proposal 2 and AGAINST Proposal 3.

A	Election of Directors

1.		Election of each of the following nominees for director for the terms described in the accompanying Proxy Statement.(below)

	For	Withhold

01 - Arthur M. Coppola	☐	☐

02 - James S. Cownie	☐	☐

03 - Mace Siegel	☐	☐

B	Issues

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP	☐	☐	☐
as the Company’s independent accountants for the year
ending December 31, 2006.
		For	Against	Abstain

3.	Stockholder proposal regarding executive compensation. ☐ ☐	☐	Address Change	☐

4.	To vote and otherwise represent the undersigned on any other matter that may	Comments		☐
properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

The signer hereby revokes all Proxies heretofore given by the signer with respect to said meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as name appears on this Proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title as such. Corporations and partnerships shall sign in full corporate or partnership name by an authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

Proxy - The Macerich Company

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Meeting to be held on June 1, 2006

The undersigned stockholder of The Macerich Company, a Maryland corporation (the “Company”), hereby appoints Thomas E. O’Hern and Richard A. Bayer, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California on June 1, 2006 at 10:00 a.m. local time, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement and revokes any Proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director, “for” Proposal 2 and “against” Proposal 3, each as described in the Proxy Statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

(If you have written in the above space, please mark the corresponding box on the reverse side of this Proxy)

You are cordially invited to attend the

Annual Meeting of Stockholders of

THE MACERICH COMPANY

to be held

Thursday, June 1, 2006 at 10:00 a.m. Local Time

at

THE FAIRMONT MIRAMAR HOTEL

101 WILSHIRE BOULEVARD

SANTA MONICA, CALIFORNIA